Exhibit 23.1


                       CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
SOLECTRON CORPORATION:

We consent to the incorporation by reference in the statements (Nos. 333-02523, 33-75270, 33-58580, 33-58580,33-46686, and 33-
33461) on Forms S-3 and S-8 of Solectron Corporation of our report dated September 13, 1996, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1996 and 1995, and the related combined statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1996, and the related schedule, which report appears in the August 31, 1996, annual report on Form 10-K of Solectron Corporation.



Palo Alto, California
November 25, 1996


                                                KPMG Peat Marwick LLP


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